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                                 EXHIBIT 99.2

































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                      [LETTERHEAD OF ACSYS APPEARS HERE]


FOR IMMEDIATE RELEASE

Contact:  Timothy Mann, Jr.
          Chief Executive Officer
          (770) 395-0014 x 127

                     ACSYS, INC. COMPLETES ACQUISITION OF
                       ICON SEARCH AND CONSULTING, INC.

     WASHINGTON, D.C. (May 22,1998)-Acsys, Inc. (Nasdaq/NM:ACSY), a leading provider of specialty professional staffing services, today announced that the pending acquisition of ICON Search and Consulting, Inc., an Atlanta-based information technology staffing company, closed today: Under terms of the agreement, ICON shareholders received 2,859,845 shares of Acsys common stock for all of the equity interest of ICON.

     Timothy Mann Jr., chief executive officer of Acsys, said, "The acquisition of ICON Search and Consulting is a progressive expansion into the information technology sector of the professional temporary staffing business. The acquisition provides cross-selling opportunities with our existing Atlanta accounting and finance business. The ICON management team brings with them a proven formula for successful growth."

     Acsys, Inc. is one of the leading specialty professional staffing and permanent placement firms in the U.S. Acsys currently operates 18 offices serving the Atlanta; Charlotte, Central New Jersey; Philadelphia; Tampa; Orlando; Washington, D.C. and Richmond, Virginia metropolitan markets.

     Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the Company's ability to attract and retain qualified personnel; the Company's ability to develop new services; and other factors discussed in Acsys's filings with the Securities and Exchange Commission.

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